NEWS RELEASE
Molson Coors Beverage Company Reports 2026 Third Quarter Results ______________________________________________________________
Golden, Colorado and Montréal, Québec – November 5, 2026 – Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2026 third quarter.
2026 THIRD QUARTER FINANCIAL HIGHLIGHTS1
•Net sales decreased 1.6% reported and 1.2% in constant currency.
•U.S. GAAP income before income taxes of $342.2 million increased $3,837.7 million from a loss before income taxes of $3,495.5 million in the prior year.
•Underlying (Non-GAAP) income before income taxes decreased 17.4% in constant currency to $349.0 million.
•U.S. GAAP net income attributable to MCBC of $271.5 million, $1.45 earnings per share on a diluted basis. Underlying (Non-GAAP) diluted earnings per share of $1.46 decreased 12.6%.
CEO AND CFO PERSPECTIVES

Rahul Goyal, President and Chief Executive Officer Statement:

"Since launching Horizon 2030 earlier this year, we've been laying important groundwork for long-term success by building the portfolio, capabilities, routines, and operating discipline needed to perform more consistently across the business. We've taken decisive actions intended to strengthen our share trend performance, accelerate our portfolio transformation, simplify our cost structure, and return cash to shareholders. We believe our strategy is on the right track, but these outcomes are not yet scaled enough to offset the headwinds that we experienced in the third quarter. While the road ahead may not always be linear, our objective is straightforward. Ultimately, the actions we've taken this year are intended to preserve flexibility as we execute our strategy, continue investing in the business, and build a stronger company that is positioned to create long-term value."

Tracey Joubert, Chief Financial Officer Statement:

"Our third quarter financial results reflect both the benefits of the deliberate actions we've taken under Horizon 2030 and the impact of external headwinds that intensified as the year progressed. Those pressures weighed on our performance in the quarter and are likely to remain a factor in the near term. At the same time, we are seeing progress from the actions we are taking, and the challenging environment does not change our confidence in our long-term strategy. We have the balance sheet capacity to manage through periods of cost pressure while continuing to invest in the priorities that will drive sustainable, long-term value creation."

1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

CONSOLIDATED PERFORMANCE - THIRD QUARTER 2026

	For the three months ended
($ in millions, except per share data) (Unaudited)	September 30, 2026	September 30, 2025	Reported % Change	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,926.5	$2,973.5	(1.6)%	$(10.9)	(1.2)%
U.S. GAAP income (loss) before income taxes	$342.2	$(3,495.5)	N/M	$(2.7)	N/M
Underlying income (loss) before income taxes(1)	$349.0	$426.0	(18.1)%	$(2.9)	(17.4)%
U.S. GAAP net income (loss)(2)	$271.5	$(2,927.6)	N/M
Per diluted share	$1.45	$(14.79)	N/M
Underlying net income (loss)(1)	$272.2	$330.8	(17.7)%
Per diluted share(3)	$1.46	$1.67	(12.6)%
Financial volume(4)	18.809	19.385	(3.0)%
Brand volume(4)	19.376	20.366	(4.9)%

	For the nine months ended
($ in millions, except per share data) (Unaudited)	September 30, 2026	September 30, 2025	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$8,374.1	$8,478.4	(1.2)%	$44.7	(1.8)%
U.S. GAAP income (loss) before income taxes	$820.0	$(2,784.3)	N/M	$(7.7)	N/M
Underlying income (loss) before income taxes(1)	$880.1	$1,088.6	(19.2)%	$(8.2)	(18.4)%
U.S. GAAP net income (loss)(2)	$654.5	$(2,377.9)	N/M
Per diluted share	$3.48	$(11.87)	N/M
Underlying net income (loss)(1)	$686.3	$844.8	(18.8)%
Per diluted share(3)	$3.65	$4.20	(13.1)%
Financial volume(4)	53.507	55.664	(3.9)%
Brand volume(4)	54.072	56.525	(4.3)%
N/M = Not meaningful
(1)Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(2)Net income (loss) attributable to MCBC.
(3)Underlying net income attributable to MCBC per diluted share for the three and nine months ended September 30, 2025, were based on diluted shares of 198.5 million and 201.2 million, respectively. The underlying diluted share count includes incremental dilutive shares, using the treasury stock method, which are added to average shares outstanding.
(4)See Worldwide and Segment Brand and Financial Volume in the Appendix for definitions of financial volume and brand volume as well as the reconciliation from financial volume to brand volume. Volume presented in millions of hectoliters.
QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS THIRD QUARTER 2025 RESULTS)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2026, compared to September 30, 2025 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(3.0)%
Price and sales mix	1.8%
Currency	(0.4)%
Total consolidated net sales	(1.6)%

Net sales decreased 1.6%, driven by lower financial volume and unfavorable foreign currency impacts, partially offset by favorable price and sales mix. Net sales decreased 1.2% in constant currency.
Financial volume decreased 3.0%, due to lower shipments in both the Americas and EMEA&APAC segments. Brand volume decreased 4.9%, including a 5.3% decrease in the Americas segment and a 3.8% decrease in the EMEA&APAC segment.
Price and sales mix favorably impacted net sales by 1.8%, primarily due to increased net pricing in the Americas segment and favorable sales mix as a result of premiumization in the EMEA&APAC segment. Net sales per hectoliter increased 1.4% reported and 1.8% on a constant currency basis.
•Cost of goods sold ("COGS"): increased 5.3% on a reported basis, impacted by higher cost of goods sold per hectoliter, partially offset by lower financial volume. COGS per hectoliter: increased 8.6% on a reported basis, primarily due to cost inflation related to materials, logistics and manufacturing expenses, including approximately $30 million of an unfavorable impact attributable to Midwest Premium pricing, volume deleverage, unfavorable changes in our unrealized mark-to-market commodity derivative positions of $14.7 million and unfavorable mix driven by premiumization, partially offset by cost savings initiatives. Underlying (Non-GAAP) COGS per hectoliter: increased 8.1% in constant currency, primarily due to cost inflation related to materials, logistics and manufacturing expenses, including approximately $30 million of an unfavorable impact attributable to Midwest Premium pricing, volume deleverage, unfavorable mix driven by premiumization, partially offset by cost savings initiatives.
•Marketing, general & administrative ("MG&A"): decreased 7.7% on a reported basis, primarily due to lower marketing expense as a result of targeted cost reductions and cost savings initiatives including lower employee-related costs due to restructuring activities, partially offset by costs incurred related to our global modernization ERP system implementation project. Underlying (Non-GAAP) MG&A: decreased 7.4% in constant currency.
•Goodwill impairment: During the third quarter of 2025, we identified a triggering event that indicated it was more likely than not that the carrying value of the Americas reporting unit exceeded its fair value resulting in a $3,645.7 million partial goodwill impairment charge.
•Other operating income (expense), net: Other operating expense, net decreased $265.9 million on a reported basis, primarily due to the cycling of intangible asset impairments of $273.9 million from the prior year, partially offset by higher restructuring charges.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes of $342.2 million increased $3,837.7 million on a reported basis from a loss before income taxes in the prior year, primarily due to the cycling of the $3,645.7 million prior year partial goodwill impairment charge, the cycling of intangible asset impairments of $273.9 million in the prior year, lower MG&A expenses, increased net pricing in the Americas segment, cost savings initiatives and favorable changes in the fair value of our investment in Fevertree Drinks plc of $17.7 million, partially offset by cost inflation related to materials, logistics and manufacturing expenses, including approximately $30 million of an unfavorable impact attributable to Midwest Premium pricing, lower financial volume and unfavorable changes in our unrealized mark-to-market commodity derivative positions of $14.7 million.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying (Non-GAAP) income before income taxes decreased 17.4% in constant currency, primarily due to cost inflation related to materials, logistics and manufacturing expenses, including approximately $30 million of an unfavorable impact attributable to Midwest Premium pricing and lower financial volume, partially offset by lower MG&A expenses, increased net pricing in the Americas segment and cost savings initiatives.
•Effective Tax Rate and Underlying (Non-GAAP) Effective Tax Rate

(Unaudited)	For the three months ended
	September 30, 2026	September 30, 2025
U.S. GAAP effective tax rate	23%	16%
Underlying (Non-GAAP) effective tax rate(1)	23%	22%
(1) See Appendix for definitions of non-GAAP financial measures.

Our U.S. GAAP effective tax rate increased for the three months ended September 30, 2026 compared to the prior year, primarily due to the impact of the $3,645.7 million partial goodwill impairment recorded in the third quarter of 2025, a portion of which was not deductible for tax purposes. Our Underlying (Non-GAAP) effective tax rate marginally increased from the prior year.
•Net income (loss) attributable to MCBC per diluted share: Net income attributable to MCBC per diluted share of $1.45 increased $16.24 from a net loss attributable to MCBC per diluted share in the prior year, primarily due to higher U.S. GAAP income before income taxes and a decrease in the weighted average diluted shares outstanding driven by share repurchases, partially offset by an increase in the effective tax rate and a lower redemption value adjustment to our net income (loss) attributable to noncontrolling interests.
•Underlying (Non-GAAP) net income (loss) attributable to MCBC per diluted share: Underlying net income attributable to MCBC per diluted share decreased 12.6%, primarily due to lower underlying income before income taxes, partially offset by lower weighted-average shares outstanding driven by share repurchases.
QUARTERLY SEGMENT HIGHLIGHTS (VERSUS THIRD QUARTER 2025 RESULTS)
Americas Segment Overview
The following table highlights the Americas segment results for the three and nine months ended September 30, 2026 compared to September 30, 2025:

	For the three months ended
($ in millions) (Unaudited)	September 30, 2026	September 30, 2025	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$2,232.8	$2,260.0	(1.2)%	$(5.6)	(1.0)%
Income (loss) before income taxes(1)	$320.2	$(3,345.4)	N/M	$(1.0)	N/M
Underlying income (loss) before income taxes (1)(2)	$313.7	$387.8	(19.1)%	$(1.1)	(18.8)%

	For the nine months ended
($ in millions) (Unaudited)	September 30, 2026	September 30, 2025	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$6,535.7	$6,646.6	(1.7)%	$4.9	(1.7)%
Income (loss) before income taxes(1)	$917.7	$(2,597.9)	N/M	$(4.7)	N/M
Underlying income (loss) before income taxes (1)(2)	$940.6	$1,104.8	(14.9)%	$(4.5)	(14.5)%
N/M = Not meaningful
The reported percent change and the constant currency percent change in the above tables are presented as (unfavorable) favorable.
(1)    Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)    Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
Americas Segment Highlights (Versus Third Quarter 2025 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2026 compared to September 30, 2025 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(2.9)%
Price and sales mix	1.9%
Currency	(0.2)%
Total Americas net sales	(1.2)%

Net sales decreased 1.2%, driven by lower financial volume and unfavorable foreign currency impacts, partially offset by favorable price and sales mix.
Financial volume decreased 2.9%, primarily due to lower brand volume in the U.S. and industry softness in Canada, partially offset by the favorable timing of shipments. Americas brand volume decreased 5.3%, including a 5.6% decrease in U.S. brand volume driven by lower financial volume in our core and value brands as well as industry softness.
Price and sales mix favorably impacted net sales by 1.9%, primarily due to increased net pricing and favorable sales mix as a result of positive brand mix. Net sales per hectoliter increased 2.0% on a constant currency basis.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes of $320.2 million increased $3,665.6 million on a reported basis, primarily due to the cycling of the $3,645.7 million prior year partial goodwill impairment charge, the cycling of the $75.3 million prior year full impairment charge of our definite-lived intangible asset related to the Blue Run Spirits asset group, increased net pricing, lower MG&A and favorable changes in the fair value of our investment in Fevertree Drinks plc of $17.7 million, partially offset by cost inflation related to materials, logistics and manufacturing expenses, including approximately $30 million of an unfavorable impact attributable to Midwest Premium pricing and lower financial volume. Lower MG&A was primarily driven by lower marketing expense due to targeted cost reductions and cost savings initiatives, including lower employee-related costs of our Americas Restructuring Plan, partially offset by the higher incentive compensation expense and costs incurred related to our global modernization ERP system implementation project in the current year.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes decreased 18.8% in constant currency, primarily due to cost inflation related to materials, logistics and manufacturing expenses, including approximately $30 million of an unfavorable impact attributable to Midwest Premium pricing and lower financial volume, partially offset by increased net pricing and lower MG&A.
EMEA&APAC Segment Overview
The following table highlights the EMEA&APAC segment results for the three and nine months ended September 30, 2026, compared to September 30, 2025:

	For the three months ended
($ in millions) (Unaudited)	September 30, 2026	September 30, 2025	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$701.4	$721.0	(2.7)%	$(5.3)	(2.0)%
Income (loss) before income taxes(1)	$81.8	$(110.4)	N/M	$(2.2)	N/M
Underlying income (loss) before income taxes (1)(2)	$91.8	$89.2	2.9%	$(2.3)	5.5%

	For the nine months ended
($ in millions) (Unaudited)	September 30, 2026	September 30, 2025	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$1,858.3	$1,852.2	0.3%	$39.8	(1.8)%
Income (loss) before income taxes(1)	$68.0	$(64.8)	N/M	$(6.9)	N/M
Underlying income (loss) before income taxes (1)(2)	$100.1	$142.4	(29.7)%	$(6.0)	(25.5)%
N/M = Not meaningful
The reported percent change and the constant currency percent change in the above tables are presented as (unfavorable) favorable.
(1)    Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)    Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

EMEA&APAC Segment Highlights (Versus Third Quarter 2025 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2026, compared to September 30, 2025 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(3.0)%
Price and sales mix	1.0%
Currency	(0.7)%
Total EMEA&APAC net sales	(2.7)%

Net sales decreased 2.7% driven by lower financial volume and unfavorable foreign currency impacts, partially offset by favorable price and sales mix. Net sales decreased 2.0% in constant currency.
Financial volume and brand volume decreased 3.0% and 3.8%, respectively, primarily due to lower volume in the U.K. driven by soft market demand and a heightened competitive landscape.
Price and sales mix favorably impacted net sales by 1.0%, primarily due to premiumization, partially offset by increased promotional activity and unfavorable channel mix. Net sales per hectoliter increased 0.3% on a reported basis and 1.1% on a constant currency basis.
Foreign currency unfavorably impacted net sales by 0.7%, primarily due to the strengthening of the U.S. dollar ("USD") compared to the Euro ("EUR"), British pound ("GBP") and other operating currencies in Europe.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP income before income taxes of $81.8 million increased $192.2 million, primarily due to the cycling of the $198.6 million prior year partial impairment charge of the indefinite-lived intangible asset related to the Staropramen family of brands and lower MG&A, partially offset by cost inflation related to materials, logistics and manufacturing expenses and lower financial volume. Lower MG&A was primarily driven by lower marketing expense as a result of targeted cost reductions, lower incentive compensation and cost savings initiatives.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes increased 5.5% in constant currency, primarily due to lower MG&A, partially offset by cost inflation related to materials, logistics and manufacturing expenses and lower financial volume.
CASH FLOW AND LIQUIDITY HIGHLIGHTS
•U.S. GAAP cash from operations: Net cash provided by operating activities of $1,280.4 million for the nine months ended September 30, 2026, increased $36.7 million compared to $1,243.7 million for the nine months ended September 30, 2025. The increase was primarily due to favorable changes in working capital and lower income taxes paid, partially offset by lower net income adjusted for non-cash items. The favorable changes in working capital were primarily driven by the timing of payables, current year cash settlement of our forward starting interest rate swaps of $107.5 million, lower payments for prior year annual incentive compensation and the cycling of a $60.6 million prior year payment as final resolution of the Keystone litigation case, partially offset by the timing of inventory and receivables.
•Underlying (Non-GAAP) free cash flow: Cash provided of $852.0 million for the nine months ended September 30, 2026, represented an increase of $69.9 million from the prior year, primarily due to an increase in net cash provided by operating activities and lower capital expenditures.
•Debt: Total debt as of September 30, 2026 was $5,995.8 million and cash and cash equivalents totaled $602.2 million, resulting in net debt of $5,393.6 million and a net debt to underlying EBITDA ratio of 2.53x. As of September 30, 2025, our net debt to underlying EBITDA ratio was 2.28x.
•Dividends: We paid cash dividends of $273.1 million and $285.7 million for the nine months ended September 30, 2026 and September 30, 2025, respectively.
•Share Repurchase Program: We paid $254.9 million and $332.8 million, including brokerage commissions, for share repurchases for the nine months ended September 30, 2026 and September 30, 2025, respectively.

2026 OUTLOOK
We have adjusted our 2026 guidance for certain key financial metrics due to the impacts of the global macroeconomic environment on the beer industry and on consumer behavior along with persistent promotional activity in the U.K. While we have included in our guidance our best estimate of some of these factors, including higher than anticipated logistics costs, the impacts of these trends are difficult to predict and include inherent uncertainties that could impact our financial performance beyond what is contemplated in our guidance.
•Net sales: decline 1% to 2% on a constant currency basis compared to flat, plus or minus 1%, previously
•Underlying income (loss) before income taxes: decline 21% to 24% versus 2025 on a constant currency basis compared to a decline in the range of 15% to 18%, previously
•Underlying earnings per share: decline 16% to 19% versus 2025, compared to a decline in the range of 11% to 15%, previously
•Capital expenditures: $650 million incurred, plus or minus 5%
•Underlying free cash flow: $1.0 billion, plus or minus 10% compared to $1.1 billion, plus or minus 10%, previously
•Underlying depreciation and amortization: $720 million, plus or minus 5%
•Consolidated net interest expense: $260 million, plus or minus 5%
•Underlying effective tax rate: in the range of 22% to 24%
The Company's outlook includes the following considerations:
•Softer global beer industry volume trends observed in the second and third quarters of 2026 will persist in the fourth quarter of 2026.
•U.S. financial volumes are expected to converge toward brand volumes in the balance of the year which assumes that U.S. financial and brand volume trends will largely align.
•In COGS, commodity and logistics costs are expected to remain elevated compared to the prior year, with the impact of Midwest Premium expected to exceed prior year by approximately $130 million for the full year.
NOTES
Unless otherwise indicated in this release, all $ amounts are in USD, and all comparative results are for the Company’s third quarter ended September 30, 2026, compared to the third quarter ended September 30, 2025. Some numbers may not sum due to rounding.
CONTACTS
Investor Relations
Barbara Noverini, MCBCInvestorRelations@molsoncoors.com
News Media
Rachel Gellman Johnson, press@molsoncoors.com
2026 THIRD QUARTER INVESTOR CONFERENCE CALL
Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 8:30 a.m. Eastern Time today to discuss the Company’s 2026 third quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast is expected to be posted within two hours following the live webcast. The Company will post this release and related financial statements on its website today.

OVERVIEW OF MOLSON COORS BEVERAGE COMPANY
For more than two centuries, we have brewed beverages that unite people to celebrate all life’s moments. From our core power brands, Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko, to our above premium brands, including Madrí Excepcional, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our value brands, like Miller High Life and Keystone Light, we produce many beloved and iconic beers. While our history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer and Monaco, spirits and non-alcoholic beverages. We also have partner brands, such as Simply Spiked, ZOA Energy, and Fever-Tree, among others, through license, distribution, partnership and joint venture agreements. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.
To learn more about Molson Coors Beverage Company, visit molsoncoors.com.
ABOUT MOLSON COORS CANADA INC.
Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intends," "goals," "plans," "believes," "confidence," "views," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2026 Outlook," with respect to, among others, expectations and impacts of macroeconomic forces, beverage industry trends, cost inflation and tariffs, commodity prices, consumer preferences and limited consumer disposable income, overall volume and market share trends, our competitive position, execution of our strategic priorities, anticipated results, pricing trends, cost reduction strategies, including the Americas Restructuring Plan announced in October of 2025 as well as other restructuring projects and the expected charges and benefits of the restructuring, shipment levels and profitability, the sufficiency of capital resources, expectations for funding future capital expenditures and operations, debt service capabilities, timing and amounts of debt and leverage levels, environmental initiatives, effective tax rate and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.
Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

MARKET AND INDUSTRY DATA
The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third-Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third-Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX
STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the three months ended		For the nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
Sales	$3,404.9	$3,484.3	$9,727.2	$9,914.5
Excise taxes	(478.4)	(510.8)	(1,353.1)	(1,436.1)
Net sales	2,926.5	2,973.5	8,374.1	8,478.4
Cost of goods sold	(1,896.1)	(1,800.0)	(5,383.2)	(5,172.1)
Gross profit	1,030.4	1,173.5	2,990.9	3,306.3
Marketing, general and administrative expenses	(633.5)	(686.7)	(1,962.0)	(2,033.0)
Goodwill impairment	—	(3,645.7)	—	(3,645.7)
Other operating income (expense), net	(9.3)	(275.2)	(58.0)	(300.3)
Equity income (loss)	3.0	3.0	9.9	11.5
Operating income (loss)	390.6	(3,431.1)	980.8	(2,661.2)
Interest income (expense), net	(62.9)	(56.0)	(181.0)	(171.1)
Other pension and postretirement benefit (cost), net	5.0	3.5	14.9	10.8
Other non-operating income (expense), net	9.5	(11.9)	5.3	37.2
Income (loss) before income taxes	342.2	(3,495.5)	820.0	(2,784.3)
Income tax benefit (expense)	(77.0)	558.6	(183.1)	394.8
Net income (loss)	265.2	(2,936.9)	636.9	(2,389.5)
Net (income) loss attributable to noncontrolling interests	6.3	9.3	17.6	11.6
Net income (loss) attributable to MCBC	$271.5	$(2,927.6)	$654.5	$(2,377.9)

Basic net income (loss) attributable to MCBC per share	$1.46	$(14.79)	$3.49	$(11.87)
Diluted net income (loss) attributable to MCBC per share	$1.45	$(14.79)	$3.48	$(11.87)

Weighted-average shares - basic	186.5	197.9	187.7	200.4
Weighted-average shares - diluted	186.8	197.9	188.0	200.4

Dividends per share	$0.48	$0.47	$1.44	$1.41

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$602.2	$896.5
Trade receivables, net	808.1	703.0
Other receivables, net	150.9	187.3
Inventories, net	847.3	715.9
Other current assets, net	436.3	432.8
Total current assets	2,844.8	2,935.5
Property, plant and equipment, net	4,691.0	4,768.7
Goodwill	2,145.4	1,944.7
Other intangibles, net	11,775.4	11,991.1
Other assets	1,144.6	1,098.4
Total assets	$22,601.2	$22,738.4
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$2,993.2	$2,876.7
Current portion of long-term debt and short-term borrowings	330.4	2,434.1
Total current liabilities	3,323.6	5,310.8
Long-term debt	5,665.4	3,865.4
Pension and postretirement benefits	405.7	427.1
Deferred tax liabilities	2,397.8	2,284.7
Other liabilities	283.3	307.7
Total liabilities	12,075.8	12,195.7
Redeemable noncontrolling interest	94.4	115.6
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 216.6 shares and 216.1 shares, respectively)	2.2	2.2
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	100.8	100.8
Class B exchangeable shares, no par value (issued and outstanding: 7.1 shares and 7.1 shares, respectively)	266.9	266.9
Paid-in capital	7,262.7	7,247.2
Retained earnings	6,106.8	5,723.7
Accumulated other comprehensive income (loss)	(1,198.7)	(1,071.6)
Class B common stock held in treasury at cost (43.2 shares and 37.7 shares, respectively)	(2,291.8)	(2,038.9)
Total Molson Coors Beverage Company stockholders' equity	10,248.9	10,230.3
Noncontrolling interests	182.1	196.8
Total equity	10,431.0	10,427.1
Total liabilities and equity	$22,601.2	$22,738.4

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the nine months ended
	September 30, 2026	September 30, 2025
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$636.9	$(2,389.5)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	561.1	530.2
Amortization of cloud computing arrangements	11.5	10.6
Amortization of debt issuance costs and discounts	7.3	3.8
Share-based compensation	26.2	27.2
Goodwill impairment	—	3,645.7
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	0.6	267.4
Unrealized (gain) loss on foreign currency fluctuations, fair value investments and derivative instruments, net	3.6	(76.9)
Equity (income) loss	(9.9)	(11.5)
Income tax (benefit) expense	183.1	(394.8)
Income tax (paid) received	(62.3)	(99.6)
Interest expense, excluding amortization of debt issuance costs and discounts	189.4	181.8
Interest paid	(210.7)	(211.9)
Other non-cash items, net	2.3	(1.3)
Change in current assets and liabilities (net of impact of business combinations) and other	(58.7)	(237.5)
Net cash provided by (used in) operating activities	1,280.4	1,243.7
Cash flows from investing activities
Additions to property, plant and equipment	(469.0)	(533.7)
Proceeds from sales of property, plant, equipment and other assets	13.5	6.1
Acquisition of business, net of cash acquired	(271.4)	(22.3)
Other	(4.2)	(85.2)
Net cash provided by (used in) investing activities	(731.1)	(635.1)
Cash flows from financing activities
Dividends paid	(273.1)	(285.7)
Payments for purchases of treasury stock	(254.9)	(332.8)
Payments on debt and borrowings	(2,385.4)	(9.6)
Proceeds on debt and borrowings	1,848.6	—
Net proceeds from (payments on) revolving credit facilities and commercial paper	296.2	—
Other	(53.8)	(18.5)
Net cash provided by (used in) financing activities	(822.4)	(646.6)
Effect of foreign exchange rate changes on cash and cash equivalents	(21.2)	18.9
Net increase (decrease) in cash and cash equivalents	(294.3)	(19.1)
Balance at beginning of year	896.5	969.3
Balance at end of period	$602.2	$950.2

SUMMARIZED SEGMENT RESULTS ($ in millions and volume in millions of hectoliters) (Unaudited)

Americas	Q3 2026	Q3 2025	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2026	YTD 2025	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$2,232.8	$2,260.0	(1.2)	$(5.6)	(1.0)	$6,535.7	$6,646.6	(1.7)	$4.9	(1.7)
COGS(1)(2)	$(1,431.9)	$(1,350.6)	(6.0)	$3.5	(6.3)	$(4,100.4)	$(3,988.9)	(2.8)	$(3.4)	(2.7)
MG&A	$(493.8)	$(522.3)	5.5	$1.3	5.2	$(1,503.7)	$(1,563.0)	3.8	$(2.3)	3.9
Income (loss) before income taxes	$320.2	$(3,345.4)	N/M	$(1.0)	N/M	$917.7	$(2,597.9)	N/M	$(4.7)	N/M
Underlying income (loss) before income taxes(3)	$313.7	$387.8	(19.1)	$(1.1)	(18.8)	$940.6	$1,104.8	(14.9)	$(4.5)	(14.5)
Financial volume(1)(4)	13.333	13.738	(2.9)			39.086	40.787	(4.2)
Brand volume	13.923	14.698	(5.3)			39.744	41.667	(4.6)
EMEA&APAC	Q3 2026	Q3 2025	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2026	YTD 2025	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$701.4	$721.0	(2.7)	$(5.3)	(2.0)	$1,858.3	$1,852.2	0.3	$39.8	(1.8)
COGS(1)(2)	$(468.5)	$(468.2)	(0.1)	$3.0	(0.7)	$(1,297.5)	$(1,240.6)	(4.6)	$(30.4)	(2.1)
MG&A	$(139.7)	$(164.4)	15.0	$1.0	14.4	$(458.3)	$(470.0)	2.5	$(14.4)	5.6
Income (loss) before income taxes	$81.8	$(110.4)	N/M	$(2.2)	N/M	$68.0	$(64.8)	N/M	$(6.9)	N/M
Underlying income (loss) before income taxes(3)	$91.8	$89.2	2.9	$(2.3)	5.5	$100.1	$142.4	(29.7)	$(6.0)	(25.5)
Financial volume(1)(4)	5.479	5.649	(3.0)			14.428	14.882	(3.1)
Brand volume	5.453	5.668	(3.8)			14.328	14.858	(3.6)
Unallocated & Eliminations	Q3 2026	Q3 2025	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2026	YTD 2025	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$(7.7)	$(7.5)	(2.7)	$—	(2.7)	$(19.9)	$(20.4)	2.5	$—	2.5
COGS(2)	$4.3	$18.8	(77.1)	$—	(77.1)	$14.7	$57.4	(74.4)	$1.6	(77.2)
Income (loss) before income taxes	$(59.8)	$(39.7)	(50.6)	$0.5	(51.9)	$(165.7)	$(121.6)	(36.3)	$3.9	(39.5)
Underlying income (loss) before income taxes(3)	$(56.5)	$(51.0)	(10.8)	$0.5	(11.8)	$(160.6)	$(158.6)	(1.3)	$2.3	(2.7)
Financial volume	(0.003)	(0.002)	(50.0)			(0.007)	(0.005)	(40.0)
Consolidated	Q3 2026	Q3 2025	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2026	YTD 2025	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$2,926.5	$2,973.5	(1.6)	$(10.9)	(1.2)	$8,374.1	$8,478.4	(1.2)	$44.7	(1.8)
COGS	$(1,896.1)	$(1,800.0)	(5.3)	$6.5	(5.7)	$(5,383.2)	$(5,172.1)	(4.1)	$(32.2)	(3.5)
MG&A	$(633.5)	$(686.7)	7.7	$2.3	7.4	$(1,962.0)	$(2,033.0)	3.5	$(16.7)	4.3
Income (loss) before income taxes	$342.2	$(3,495.5)	N/M	$(2.7)	N/M	$820.0	$(2,784.3)	N/M	$(7.7)	N/M
Underlying income (loss) before income taxes(3)	$349.0	$426.0	(18.1)	$(2.9)	(17.4)	$880.1	$1,088.6	(19.2)	$(8.2)	(18.4)
Financial volume(4)	18.809	19.385	(3.0)			53.507	55.664	(3.9)
Brand volume	19.376	20.366	(4.9)			54.072	56.525	(4.3)
N/M = Not meaningful
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.

(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)The unrealized changes in fair value on our commodity instruments, which are economic hedges, are recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(3)Represents income (loss) before income taxes adjusted for non-GAAP items. See the Non-GAAP Measures and Reconciliations section for definitions and reconciliations of non-GAAP financial measures including constant currency.
(4)Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.762 million hectoliters and 0.376 million hectoliters, respectively, for the three months ended September 30, 2026 and excludes royalty volume of 0.701 million hectoliters and 0.347 million, respectively, for the three months ended September 30, 2025.
Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 2.203 million hectoliters and 0.952 million hectoliters, respectively, for the nine months ended September 30, 2026 and excludes royalty volume of 2.067 million hectoliters and 0.903 million hectoliters, respectively, for the nine months ended September 30, 2025.
WORLDWIDE AND SEGMENT BRAND AND FINANCIAL VOLUME

(In millions of hectoliters) (Unaudited)	For the three months ended
Americas	September 30, 2026	September 30, 2025	Change
Financial Volume	13.333	13.738	(2.9)%
Contract brewing and wholesale/factored volume	(0.433)	(0.401)	(8.0)%
Royalty volume	0.762	0.701	8.7%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	0.261	0.660	(60.5)%
Total Americas Brand Volume	13.923	14.698	(5.3)%

EMEA&APAC	September 30, 2026	September 30, 2025	Change
Financial Volume	5.479	5.649	(3.0)%
Contract brewing and wholesale/factored volume	(0.402)	(0.328)	(22.6)%
Royalty volume	0.376	0.347	8.4%
Total EMEA&APAC Brand Volume	5.453	5.668	(3.8)%

Consolidated	September 30, 2026	September 30, 2025	Change
Financial Volume	18.809	19.385	(3.0)%
Contract brewing and wholesale/factored volume	(0.835)	(0.729)	(14.5)%
Royalty volume	1.138	1.048	8.6%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	0.264	0.662	(60.1)%
Total Worldwide Brand Volume	19.376	20.366	(4.9)%

(In millions of hectoliters) (Unaudited)	For the nine months ended
Americas	September 30, 2026	September 30, 2025	Change
Financial Volume	39.086	40.787	(4.2)%
Contract brewing and wholesale/factored volume	(1.236)	(1.201)	(2.9)%
Royalty volume	2.203	2.067	6.6%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	(0.309)	0.014	N/M
Total Americas Brand Volume	39.744	41.667	(4.6)%

EMEA&APAC	September 30, 2026	September 30, 2025	Change
Financial Volume	14.428	14.882	(3.1)%
Contract brewing and wholesale/factored volume	(1.052)	(0.927)	(13.5)%
Royalty volume	0.952	0.903	5.4%
Total EMEA&APAC Brand Volume	14.328	14.858	(3.6)%

Consolidated	September 30, 2026	September 30, 2025	Change
Financial Volume	53.507	55.664	(3.9)%
Contract brewing and wholesale/factored volume	(2.288)	(2.128)	(7.5)%
Royalty volume	3.155	2.970	6.2%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	(0.302)	0.019	N/M
Total Worldwide Brand Volume	54.072	56.525	(4.3)%

The reported percent changes in the above table are presented as (unfavorable) favorable to total brand volume.
(1)    Includes gross inter-segment volumes which are eliminated in the consolidated totals.
Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. We believe the brand volume metric, which is derived from third-party data from our distributors, is important because, unlike financial volume and Sales-to-Wholesalers ("STW"), it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.
Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographic markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment represents the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel such as bars and restaurants, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract brewing agreements and, because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume.
We also utilize net sales per hectoliter and COGS per hectoliter, as well as the year over year changes in this metric, as a key metric for analyzing our results. These metrics are calculated as net sales and COGS per our consolidated statements of operations divided by financial volume for the respective period. We believe these metrics are important and useful for investors and management because it provides an indication of the trends of price and sales mix on our net sales and the trends of mix and other cost impacts on our COGS.

NON-GAAP MEASURES AND RECONCILIATIONS
Use of Non-GAAP Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.
•Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) –Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, certain restructuring and integration related costs, unrealized mark-to-market gains and losses, adjustments to the redemption value of mandatorily redeemable noncontrolling interests, potential or incurred losses related to certain litigation accruals and settlements, impacts of settlement charges related to annuity purchases and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results (collectively, "Non-GAAP adjustment items"). We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
•Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include, among other items, unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
•Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
•Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of income (loss) before income tax non-GAAP adjustment items (as defined above), adjustments to the carrying value of redeemable noncontrolling interests resulting from subsequent changes in the redemption value of such interests, the related tax effects of non-GAAP adjustment items and certain other discrete tax items.
•Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Diluted Earnings per Share) (Closest GAAP Metric: Net income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.

•Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
•Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to property, plant and equipment and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.
•Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
•Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Net Income (Loss)) – Measure of the Company’s leverage calculated as net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net income (loss) excluding Interest expense (income), net, Income tax expense (benefit), depreciation and amortization and the impact of non-GAAP adjustment items (as defined above). Effective January 1, 2025, on a prospective basis, Underlying EBITDA excludes amortization of cloud-based software implementation costs. This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
•Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.
Our guidance or long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance or long-term targets for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES
Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the three months ended September 30, 2026
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(1,896.1)	$(633.5)	$342.2	$271.5	$1.45
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	9.5	9.4	0.05
(Gains) and losses on disposals and other operating expense (income)	—	—	(0.2)	(0.2)	—
Unrealized mark-to-market (gains) losses	3.4	—	3.4	3.4	0.02
Other items(2)	—	—	(5.9)	(5.9)	(0.03)
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	(1.8)	(0.01)
Redeemable noncontrolling interest adjustments	—	—	—	(4.2)	(0.02)
Underlying (Non-GAAP)	$(1,892.7)	$(633.5)	$349.0	$272.2	1.46

(1)During the first quarter of 2026, we committed to various cost savings actions designed to optimize our supply chain within the Americas segment, which resulted in restructuring charges, including accelerated depreciation in excess of normal depreciation charges of $1.9 million for the three months ended September 30, 2026. We anticipate additional charges related to these committed actions to be approximately $5 million to $10 million, with the majority of these charges to be recorded during the remainder of 2026 as well as in 2027.
Also, during the first quarter and third quarter of 2026, we committed to various restructuring actions in the EMEA&APAC segment, including the closure of several small breweries, alongside other operational changes designed to unlock efficiencies as well as modernize and simplify the EMEA&APAC segment to fund growth. During the three months ended September 30, 2026, we recorded employee-related charges of $4.4 million as well as accelerated depreciation in excess of normal depreciation charges of $5.2 million related to these actions. We anticipate additional charges related to these committed actions to be approximately $15 million to $20 million, with the majority of these charges to be recorded during the remainder of 2026 as well as in 2027.
(2)During the first quarter of 2025, our Americas segment made an investment in Fevertree Drinks plc and holds a minority interest. During the three months ended September 30, 2026, we recorded an unrealized gain of $5.8 million resulting from the change in the fair value of the investment.

(In millions, except per share data) (Unaudited)	For the three months ended September 30, 2025
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC(4)	Diluted earnings per share
Reported (U.S. GAAP)	$(1,800.0)	$(686.7)	$(3,495.5)	$(2,927.6)	$(14.79)
Non-GAAP adjustments (pre-tax)
Goodwill impairment(1)	—	—	3,645.7	3,568.2	17.98
Intangible and tangible asset impairments, excluding goodwill(2)	—	—	273.9	255.0	1.28
Restructuring	—	—	1.3	1.3	0.01
Unrealized mark-to-market (gains) losses	(11.3)	—	(11.3)	(11.3)	(0.06)
Other items(3)	—	—	11.9	11.9	0.06
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	(649.3)	(3.27)
Redeemable noncontrolling interest adjustments(1)(2)	—	—	—	82.6	0.42
Underlying (Non-GAAP)	$(1,811.3)	$(686.7)	$426.0	$330.8	$1.67

(1)During the three months ended September 30, 2025, we identified a triggering event that indicated it was more likely than not that the carrying value of the Americas reporting unit exceeded its fair value. As a result, we recorded a partial goodwill impairment loss of $3,645.7 million, of which $77.5 million was attributable to noncontrolling interests.
(2)    During the three months ended September 30, 2025, we identified a triggering event for the Blue Run Spirits asset group in the Americas segment and the Staropramen family of brands in the EMEA&APAC segment. As a result, we recorded intangible impairment losses totaling $273.9 million, of which $18.9 million was attributable to a noncontrolling interest.
(3)    During the first quarter of 2025, we made an investment in Fevertree Drinks plc and hold a minority interest. During the three months ended September 30, 2025, we recorded an unrealized loss of $11.9 million resulting from the change in the fair value of the investment.
(4)     Due to the reported net loss attributable to MCBC, the reported diluted per shares calculated for the three months ended September 30, 2025, used a share count of 197.9 million shares. Due to underlying net income attributable to MCBC, the adjustments to arrive at underlying per diluted share as well as underlying income per diluted share for the three months ended September 30, 2025, used a share count of 198.5 million shares. Due to the differing share counts used to calculate the earnings per share impact, the earnings per share impact, the tables are not expected to sum.

(In millions, except per share data) (Unaudited)	For the nine months ended September 30, 2026
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share(5)
Reported (U.S. GAAP)	$(5,383.2)	$(1,962.0)	$820.0	$654.5	$3.48
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	47.9	47.7	0.25
(Gains) and losses on disposals and other operating expense (income)(2)	—	—	10.1	10.1	0.05
Unrealized mark-to-market (gains) losses	5.2	—	5.2	5.2	0.03
Other items(3)	—	—	(3.1)	(3.1)	(0.02)
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	(14.9)	(0.08)
Redeemable noncontrolling interest adjustments	—	—	—	(13.2)	(0.07)
Underlying (Non-GAAP)	$(5,378.0)	$(1,962.0)	$880.1	$686.3	3.65

(1)During the fourth quarter of 2025, we announced the Americas Restructuring Plan designed to create a leaner, more agile Americas segment while advancing our ability to reinvest in the business and position us for future growth. The plan resulted in $5.1 million of employee-related charges recorded during the nine months ended September 30, 2026. The cumulative restructuring charges recorded through September 30, 2026 related to the Americas Restructuring Plan were $33.8 million. These actions are substantially complete and any remaining future charges are expected to be immaterial.
During the first quarter of 2026, we committed to various cost savings actions designed to optimize our supply chain within the Americas segment, which resulted in restructuring charges including accelerated depreciation in excess of normal depreciation charges of $12.0 million for the nine months ended September 30, 2026. We anticipate additional charges related to these committed actions to be approximately $5 million to $10 million, with the majority of these charges to be recorded during the remainder of 2026 as well as in 2027.
Also, during the first quarter and third quarter of 2026, we committed to various restructuring actions in the EMEA&APAC segment, including the closure of several small breweries, alongside other operational changes designed to unlock efficiencies as well as modernize and simplify the EMEA&APAC segment to fund growth. During the nine months ended September 30, 2026, we recorded employee-related charges of $19.7 million as well as accelerated depreciation in excess of normal depreciation charges of $10.2 million. We anticipate additional charges related to these committed actions to be approximately $15 million to $20 million, with the majority of these charges to be recorded during the remainder of 2026 as well as in 2027.
(2)During the second quarter of 2026, we made the decision to exit a brand in our Americas segment and, as a result, recorded $8.1 million of accelerated amortization of the brand intangible.
(3)During the first quarter of 2025, our Americas segment made an investment in Fevertree Drinks plc and holds a minority interest. During the nine months ended September 30, 2026, we recorded an unrealized gain of $2.9 million resulting from the change in the fair value of the investment.

(In millions, except per share data) (Unaudited)	For the nine months ended September 30, 2025
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share(5)
Reported (U.S. GAAP)	$(5,172.1)	$(2,033.0)	$(2,784.3)	$(2,377.9)	$(11.87)
Non-GAAP adjustments (pre-tax)
Goodwill impairment(1)	—	—	3,645.7	3,568.2	17.73
Intangible and tangible asset impairments, excluding goodwill(2)	—	—	273.9	255.0	1.27
Restructuring(3)	—	—	29.3	29.3	0.15
(Gains) and losses on disposals and other operating expense (income)	—	—	0.6	0.6	—
Unrealized mark-to-market (gains) losses	(37.0)	—	(37.0)	(37.0)	(0.18)
Other items(4)	—	(0.2)	(39.6)	(39.6)	(0.20)
Tax effect of non-GAAP adjustments and other discrete tax items	—	—	—	(637.3)	(3.17)
Redeemable noncontrolling interest adjustments(1)(2)	—	—	—	83.5	0.42
Underlying (Non-GAAP)	$(5,209.1)	$(2,033.2)	$1,088.6	$844.8	$4.20

(1)During the nine months ended September 30, 2025, we identified a triggering event that indicated it was more likely than not that the carrying value of the Americas reporting unit exceeded its fair value. As a result, we recorded a partial goodwill impairment loss of $3,645.7 million, of which $77.5 million was attributable to noncontrolling interests.
(2)    During the nine months ended September 30, 2025, we identified a triggering event for the Blue Run Spirits asset group in the Americas segment and the Staropramen family of brands in the EMEA&APAC segment. As a result, we recorded intangible impairment losses totaling $273.9 million, of which $18.9 million was attributable to a noncontrolling interest.
(3)    During the third quarter of 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities and recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation. As a result, during the first quarter of 2025, we incurred incremental accelerated depreciation in excess of normal depreciation of $17.9 million. Restructuring charges related to these actions are substantially complete and any remaining future charges are expected to be immaterial.
(4)    During the first quarter of 2025, we made an investment in Fevertree Drinks plc and hold a minority interest. During the nine months ended September 30, 2025, we recorded an unrealized gain of $39.3 million resulting from the change in the fair value of the investment.
(5)     Due to the reported net loss attributable to MCBC, the reported diluted per shares calculated for the nine months ended September 30, 2025, used a share count of 200.4 million shares. Due to underlying net income attributable to MCBC, the adjustments to arrive at underlying per diluted share as well as underlying income per diluted share for the nine months ended September 30, 2025, used a share count of 201.2 million shares. Due to the differing share counts used to calculate the earnings per share impact, the earnings per share totals in the tables are not expected to sum.
Reconciliation to Underlying (Non-GAAP) Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the three months ended September 30, 2026
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$320.2	$81.8	$(59.8)	$342.2
Cost of goods sold(1)	—	—	3.4	3.4
Other non-GAAP adjustment items(2)	(6.5)	10.0	(0.1)	3.4
Total non-GAAP adjustment items	$(6.5)	$10.0	$3.3	$6.8
Underlying (Non-GAAP) income (loss) before income taxes	$313.7	$91.8	$(56.5)	$349.0

(In millions) (Unaudited)	For the three months ended September 30, 2025
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$(3,345.4)	$(110.4)	$(39.7)	$(3,495.5)
Cost of goods sold(1)	—	—	(11.3)	(11.3)
Goodwill impairment	3,645.7	—	—	3,645.7
Other non-GAAP adjustment items(2)	87.5	199.6	—	287.1
Total non-GAAP adjustment items	$3,733.2	$199.6	$(11.3)	$3,921.5
Underlying (Non-GAAP) income (loss) before income taxes	$387.8	$89.2	$(51.0)	$426.0

(In millions) (Unaudited)	For the nine months ended September 30, 2026
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$917.7	$68.0	$(165.7)	$820.0
Cost of goods sold(1)	—	—	5.2	5.2
Other non-GAAP adjustment items(2)	22.9	$32.1	(0.1)	54.9
Total non-GAAP adjustment items	$22.9	$32.1	$5.1	$60.1
Underlying (Non-GAAP) income (loss) before income taxes	$940.6	$100.1	$(160.6)	$880.1

(In millions) (Unaudited)	For the nine months ended September 30, 2025
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$(2,597.9)	$(64.8)	$(121.6)	$(2,784.3)
Cost of goods sold(1)	—	—	(37.0)	(37.0)
Marketing, general & administrative	(0.2)	—	—	(0.2)
Goodwill impairment	3,645.7	—	—	3,645.7
Other non-GAAP adjustment items(2)	57.2	207.2	—	264.4
Total non-GAAP adjustment items	$3,702.7	$207.2	$(37.0)	$3,872.9
Underlying (Non-GAAP) income (loss) before income taxes	$1,104.8	$142.4	$(158.6)	$1,088.6

(1)Reflects changes in our mark-to-market positions on our derivative hedges recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(2)See the Reconciliations by Line Item table for further information on our non-GAAP adjustments.

Underlying (Non-GAAP) Effective Tax Rate Reconciliation

(Unaudited)	For the three months ended
	September 30, 2026	September 30, 2025
U.S. GAAP Effective Tax Rate	23%	16%
Tax effect of non-GAAP adjustment items and discrete tax items(1)	—%	6%
Underlying (Non-GAAP) Effective Tax Rate	23%	22%

(1)Adjustments related to the tax effect of non-GAAP adjustment items, as well as certain discrete tax items excluded from our underlying effective tax rate. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.

Underlying (Non-GAAP) Depreciation and Amortization Reconciliation

(In millions) (Unaudited)	For the three months ended		For the nine months ended
	September 30, 2026	September 30, 2025	September 30, 2026	September 30, 2025
U.S. GAAP depreciation and amortization	$183.4	$179.8	$561.1	$530.2
Accelerated depreciation(1)	(7.1)	—	(22.2)	(17.9)
Accelerated amortization(2)	—	—	(8.8)	—
Underlying (Non-GAAP) depreciation and amortization	$176.3	$179.8	$530.1	$512.3

(1)During the first quarter and third quarter of 2026, we committed to various restructuring actions in the EMEA&APAC segment, including the closure of several small breweries, alongside other operational changes designed to unlock efficiencies as well as modernize and simplify the EMEA&APAC segment to fund growth. During the three and nine months ended September 30, 2026, we recorded accelerated depreciation in excess of normal depreciation charges of $5.2 million and $10.2 million, respectively, related to these actions.
During the first quarter of 2026, we committed to various cost savings actions designed to optimize our supply chain within the Americas segment. During the three and nine months ended September 30, 2026, we recorded accelerated depreciation in excess of normal depreciation charges of $1.9 million and $12.0 million, respectively, related to these actions.
During the third quarter of 2024, we made the decision to wind down or sell certain U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation of $17.9 million for the nine months ended September 30, 2025.
(2)During the second quarter of 2026, we made the decision to exit a brand in our Americas segment and, as a result, recorded $8.1 million of accelerated amortization of the brand intangible.
Underlying (Non-GAAP) Free Cash Flow

(In millions) (Unaudited)	For the nine months ended
	September 30, 2026	September 30, 2025
U.S. GAAP Net Cash Provided by (Used In) Operating Activities	$1,280.4	$1,243.7
Additions to property, plant and equipment, net(1)	(469.0)	(533.7)
Cash impact of non-GAAP adjustment items(2)	40.6	72.1
Underlying (Non-GAAP) Free Cash Flow	$852.0	$782.1

(1)Included in net cash provided by (used in) investing activities.
(2)Included payments made for restructuring activities for the nine months ended September 30, 2026 and September 30, 2025 as well as a $60.6 million payment as final resolution of the Keystone litigation case during the nine months ended September 30, 2025.
Net Debt (Non-GAAP) and Net Debt (Non-GAAP) to Underlying (Non-GAAP) EBITDA Ratio

(In millions except net debt (Non-GAAP) to underlying (Non-GAAP) EBITDA ratio) (Unaudited)	As of
	September 30, 2026	September 30, 2025
U.S. GAAP Current portion of long-term debt and short-term borrowings	$330.4	$2,407.2
Add: Long-term debt	5,665.4	3,884.8
Less: Cash and cash equivalents	602.2	950.2
Net debt (Non-GAAP)	5,393.6	5,341.8
Q3 Underlying EBITDA	592.1	665.4
Q2 Underlying EBITDA	624.6	763.9
Q1 Underlying EBITDA	386.0	353.3
Q4 Underlying EBITDA	532.7	558.5
Underlying (Non-GAAP) EBITDA(1)	$2,135.4	$2,341.1
Net debt (Non-GAAP) to underlying (Non-GAAP) EBITDA ratio	2.53	2.28

(1)Represents underlying (Non-GAAP) EBITDA on a trailing twelve month basis for the respective period.

Underlying (Non-GAAP) EBITDA Reconciliation

($ in millions) (Unaudited)	For the three months ended
	September 30, 2026	September 30, 2025
U.S. GAAP Net income (loss)	$265.2	$(2,936.9)
Interest expense (income), net	62.9	56.0
Income tax expense (benefit)	77.0	(558.6)
Depreciation and amortization	183.4	179.8
Amortization of cloud computing arrangements	3.9	3.6
Non-GAAP adjustments to arrive at underlying (non-GAAP) EBITDA(1)	(0.3)	3,921.5
Underlying (Non-GAAP) EBITDA	$592.1	$665.4

(1)Includes pre-tax non-GAAP adjustments to Net income (loss) as described in other non-GAAP reconciliation tables above excluding non-GAAP adjustments to interest expense (income), net and depreciation and amortization, as applicable. See the (i) Reconciliations to Nearest U.S. GAAP Measures by Line Item and (ii) Underlying Depreciation and Amortization Reconciliation tables for further information on our non-GAAP adjustments.